As filed with the United States Securities and Exchange Commission on May 16, 2016
Registration No. 333-06339
Registration No. 333-61015
Registration No. 333-68282
Registration No. 333-90758
Registration No. 333-119489
Registration No. 333-167394

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-06339
FORM S-8 REGISTRATION STATEMENT NO. 333-61015
FORM S-8 REGISTRATION STATEMENT NO. 333-68282
FORM S-8 REGISTRATION STATEMENT NO. 333-90758
FORM S-8 REGISTRATION STATEMENT NO. 333-119489
FORM S-8 REGISTRATION STATEMENT NO. 333-167394
 UNDER THE SECURITIES ACT OF 1933
RENAISSANCERE HOLDINGS LTD.
 (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction or incorporation or organization)	98-014-1974 (I.R.S. Employer Identification Number)

Renaissance House
12 Crow Lane
Pembroke  HM 19
Bermuda
(Address of Principal Executive Offices)

RenaissanceRe Holdings Ltd. Amended and Restated 1993 Stock Incentive Plan
RenaissanceRe Holdings Ltd. Non-Employee Director Stock Plan
RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan
Nobel Insurance Limited Incentive Stock Option Plan
RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan
RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan
RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan
(Full title of the plan)

RenRe North America Holdings Inc.
3200 Atlantic Avenue
Suite 114
Raleigh, NC  27604
(919) 876-3633
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Robert B. Stebbins, Esq. Michael A. Katz, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	Stephen H. Weinstein, Esq. Senior Vice President, General Counsel and Secretary RenaissanceRe Holdings Ltd. 12 Crow Lane Pembroke HM 19 Bermuda (441) 295-4513

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒         Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)   Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of RenaissanceRe Holdings Ltd. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the Registrant’s 1993 Stock Incentive Plan (the “1993 Plan”), Non-Employee Director Stock Plan (the “Director Plan”), Amended and Restated Non-Employee Director Stock Plan (the “Amended Director Plan”), Nobel Insurance Limited Incentive Stock Option Plan (the “Nobel Plan”), 2001 Stock Incentive Plan (the “2001 Plan”), 2004 Stock Option Incentive Plan (the “2004 Plan”) or 2010 Performance-Based Equity Incentive Plan (the “2010 Plan” and, together with the 1993 Plan, the Director Plan, the Amended Director Plan, the Nobel Plan, the 2001 Plan and the 2004 Plan, the “Prior Plans”):
1.	Registration Statement on Form S-8, File No. 333- 06339, filed with the Commission (the “Commission”) on June 19, 1996, registering the offer and sale of 6,937,500 common shares, par value $1.00 per share (“Common Shares”), of the Registrant (as adjusted to reflect the three-for-one share split effected by the Registrant on May 30, 2002) issuable pursuant to the 1993 Plan and the Director Plan;
2.	Registration Statement on Form S-8, File No. 333-61015, filed with the Commission on August 7, 1998, registering the offer and sale of 450,000 Common Shares (as adjusted to reflect the three-for-one share split effected by the Registrant on May 30, 2002) issuable pursuant to the Amended Director Plan and the Nobel Plan;
3.	Registration Statement on Form S-8, File No. 333-68282, filed with the Commission on August 24, 2001, registering the offer and sale of 2,850,000 Common Shares (as adjusted to reflect the three-for-one share split effected by the Registrant on May 30, 2002) issuable pursuant to the 2001 Plan;
4.	Registration Statement on Form S-8, File No. 333-90758, filed with the Commission on June 19, 2002, registering the offer and sale of 3,000,000 Common Shares issuable pursuant to the 2001 Plan and the Amended Director Plan;
5.	Registration Statement on Form S-8, File No. 333-119489, filed with the Commission on October 1, 2004, registering the offer and sale of 6,000,000 Common Shares issuable pursuant to the 2004 Plan; and
6.	Registration Statement on Form S-8, File No. 333-167394, filed with the Commission on June 9, 2010 (the “2010 Registration Statement”), registering the offer and sale of 750,000 Common Shares issuable pursuant to the 2010 Plan.
On May 16, 2016 (the “Approval Date”), at the Registrant’s 2016 Annual General Meeting of shareholders, the Registrant’s shareholders approved the Registrant’s 2016 Long-Term Incentive Plan (the “2016 Plan”) to succeed the 2001 Plan and the 2010 Plan.
DEREGISTRATION OF UNSOLD SECURITIES
In accordance with the undertaking contained in the Prior Registration Statements, effective immediately upon the filing of this Post-Effective Amendment, the Registrant hereby deregisters any and all Common Shares previously registered with the Commission under the Prior Registration Statements that remain unsold as of the Approval Date and hereby terminates the effectiveness of the Prior Registration Statements, solely to the extent that they relate to the Prior Plans; provided that the Prior Registration Statements will remain in effect, however, to cover the potential issuance of Common Shares pursuant to awards outstanding granted under the Prior Plans prior to the Approval Date.  For the avoidance of doubt, the deregistration of securities pursuant to this Post-Effective Amendment will have no effect on the status of the Common Shares issuable pursuant to the Registrant’s 2010 Employee Stock Purchase Plan, which Common Shares were also registered pursuant to the 2010 Registration Statement.
Concurrently with this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register the offer and sale of 1,875,000 Common Shares issuable pursuant to the 2016 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on the 16th day of May, 2016.
RENAISSANCERE HOLDINGS LTD.
By:	/s/ Kevin J. O’Donnell
Kevin J. O’Donnell
President, Chief Executive Officer and Director
Note:  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment in the City of Pembroke, Bermuda, on May 16, 2016.
AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Stephen H. Weinstein
Stephen H. Weinstein
General Counsel and Secretary
RenRe North America Holdings Inc.